Exhibit 4.4

THIS SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED ABSENT SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

AKOUSTIS, INC.

Secured Promissory Note

$4,000,000	January 1, 2023

Section 1. General.

AKOUSTIS, Inc., a Delaware corporation (the “Obligor”), for value received, hereby promises to pay, subject to the further provisions hereof, to JOSEPH collins (together with its successors and permitted assigns, the “Holder”), in its capacity as Sellers’ Representative (as defined in that certain Stock Purchase Agreement, dated as January 1, 2023, by and among the Obligor, Akoustis Technologies, Inc., a Delaware corporation (“Parent”), the Holder and the other sellers named therein, and Grinding and Dicing Services, Inc., a California corporation (“GDSI”) (as the same may be amended, modified or supplemented from time to time, the “Purchase Agreement”)), the aggregate principal amount of FOUR MILLION DOLLARS ($4,000,000) (as reduced by payments made thereon and the exercise of rights of set-off with respect thereto, the “Principal”), in such coin or currency of the United States of America. This Note is issued in connection with, and pursuant to, the Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

Section 2. The Note; Interest-Free Instrument.

This Note is delivered pursuant to Section 1.2(b) of the Purchase Agreement, and the term “Note” as used herein also refers to any Note or Notes executed and delivered by the Obligor in replacement hereof pursuant to Section 11 hereof. This Note is an interest-free instrument and the Obligor shall at no time be obligated to pay in excess of the stated Principal amount hereof on this Note.

Section 3. Scheduled Payments; Maturity Date; Mandatory Prepayments.

(a) Principal Payment; Maturity Date. Subject to Sections 3(b), 3(c), 3(d), 5 and Section 7(b), payment of the full amount of the unpaid Principal shall be due and payable in full on January 1, 2026 (the “Maturity Date”).

(b) Mandatory Prepayment. On the First Payment Date, subject to the terms and conditions of the Purchase Agreement, the Obligor shall pay to the Holder the First Note Payment.

(c) Optional Prepayments. The Obligor may, at its sole option at any time, prepay this Note, without penalty or premium, in whole or in part.

(d) Payments Generally. Notwithstanding anything to the contrary contained herein, whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day except that in the event the Maturity Date is a day other than a Business Day, the Maturity Date shall be deemed the immediately preceding Business Day.

(e) Acceleration. The entire unpaid Principal balance due under this Note shall become immediately due and payable to Holder upon a Change in Control. For purposes of this Note, a “Change in Control” means the occurrence after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Parent, by contract or otherwise) of in excess of 50% of the voting securities of Parent, (b) Parent merges into or consolidates with any other Person, or any Person merges into or consolidates with Parent and, after giving effect to such transaction, the stockholders of Parent immediately prior to such transaction own, directly or indirectly, less than 50% of the aggregate voting power of Parent or the successor entity of such transaction, (c) Parent sells or transfers all or substantially all of its assets to another Person and the stockholders of Parent immediately prior to such transaction own, directly or indirectly, less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of Parent’s Board of Directors which is not approved by a majority of those individuals who are members of such Board of Directors on January 1, 2023 (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), (e) Parent ceases to own, directly or indirectly, 100% of the capital stock of the Obligor, or (f) the execution by Parent or the Obligor of an agreement to which Parent or the Obligor is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (e) above.

Section 4. Non-Negotiability; Non-Transferability.

This Note shall not be negotiable, assignable or transferrable by the Holder, and no such negotiation, assignment or transfer shall be effective, except with the prior written consent of the Obligor.

Section 5. Right of Set-Off.

This Note is subject to the rights of set-off to the full extent provided in Section 1.4(c) of the Purchase Agreement. Any valid exercise of the right of set-off as provided in Section 1.4(c) of the Purchase Agreement shall be deemed a prepayment of the Obligations hereunder in the amount so set-off and such amount shall be immediately applied to the outstanding Principal balance.

Section 6. Security Interest.

(a) Grant of Security Interest to the Holder. As collateral security for the due and punctual Payment in Full (as hereafter defined) when due (whether at stated maturity, by acceleration or otherwise) of the Principal, and all other obligations of the Obligor arising under this Note (collectively, the “Obligations”), the Obligor hereby pledges and assigns to the Holder, and grants to the Holder for its benefit, a lien on and continuing first priority security interest in all of the Obligor’s right, title and interest in and to Obligor’s personal property specified on Schedule I hereto, whether now owned or existing or hereafter acquired or arising (collectively, the “Collateral”). Obligor represents and warrants to Holder that it has not granted a security interest in any of the Collateral to any other Person, except for (i) any security interests on property, plant or equipment securing indebtedness represented by capital lease obligations or purchase money obligations incurred for the purpose of financing the purchase price or cost of equipment used in the production lines of Obligor or for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the Obligor’s business, or (ii) security interests securing the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business.

(b) Description of Collateral as All Assets. The Obligor hereby irrevocably authorizes the Holder at any time and from time to time in Holder’s reasonable discretion to file in any applicable filing office prescribed under the applicable Uniform Commercial Code (“UCC”), any financing statement (i) describing the Collateral and (ii) that contains any information required by part 5 of Article 9 of the UCC as adopted by any relevant jurisdiction for the sufficiency or filing office acceptance.

(c) Further Assurances. The Obligor further agrees, upon the request of the Holder, to take any and all other actions as the Holder may determine to be reasonably necessary for the attachment, perfection and first priority of the Holder’s security interest in any and all of the Collateral, including without limitation, (i) executing and delivering and where appropriate filing financing statements and amendments relating thereto under the UCC to the extent, if any, that the Obligor’s signature thereon is required therefor and (ii) complying with any provision of any statute, regulation or treaty as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Holder to enforce, its security interest in such Collateral.

(d) Attorney in Fact. Upon the occurrence and during the continuance of an Event of Default, the Obligor hereby irrevocably constitutes and appoints the Holder and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Obligor or in the Obligor’s own name, for the purpose of carrying out the terms of this Note, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Note and, without limiting the generality of the foregoing, hereby gives said attorney the power and right, on behalf of the Obligor with notice to but without assent by the Obligor, to, upon the occurrence and during the continuance of an Event of Default, (i) sell, transfer, pledge, make any arrangement with respect to or otherwise dispose of or deal with any of the Collateral in accordance with applicable law and (ii) do acts and things which the Holder reasonably deems necessary to protect, preserve or realize upon the Collateral and the Holder’s security interest therein. The powers granted herein, being coupled with an interest, are irrevocable until termination of this Note in accordance with Section 6(e). The powers conferred on the Holder hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon him to exercise any such powers. Neither Holder nor any other attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law.

(e) Termination; Release.

(i) This Note and that certain Guaranty and Security Agreement, dated as of the date hereof by GDSI in favor of the Holder, as amended, restated, supplemented or otherwise modified from time to time (the “Guaranty Agreement”) and the security interest in the Collateral created hereby and any security interest created by the Guaranty Agreement shall terminate automatically (x) when all of the outstanding Obligations have been paid in full in cash and/or satisfied by set-off pursuant to Section 5 (the “Payment in Full”) or, (y) if earlier, in accordance with Section 1.4(d) of the Purchase Agreement. Upon termination as aforesaid, the Holder shall promptly return to the Obligor the original of this Note marked cancelled and deliver any possessory collateral in its possession to the Obligor, and execute and deliver such releases and discharges as the Obligor may reasonably request to evidence the foregoing. To the extent that applicable law requires Holder’s affirmative consent, should the Holder fail to deliver any UCC-3 termination statements within 3 Business Days of termination of this Note under this Section 6(e), the Obligor shall hereby be authorized to file such financing statements on behalf of the Holder.

(ii) Except for a sale of all or substantially all of the assets of the Obligor prior to the Maturity Date, or the sale of a material asset of Obligor, in the event that any part of the Collateral is disposed of or assets included in the Collateral are the subject of a capital lease or other purchase money financing entered into by the Obligor in the normal and ordinary course of Obligor’s business, the lien and security interest created by this Note on such Collateral shall be automatically released effective simultaneously with the occurrence of such event, and the Holder, at the request of the Obligor, will promptly execute and deliver to the Obligor a proper instrument of release (including UCC termination statement or amendment).

Section 7. Event of Default.

(a) The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”. Upon the occurrence of an Event of Default, the entire unpaid Principal balance due under this Note shall become immediately due and payable to Holder:

(i) failure by the Obligor, within five (5) days after the date when due, to pay any Principal;

(ii) the Obligor (A) applies for or consents to the appointment of a receiver, trustee, custodian, intervenor or liquidator or other similar official for itself or all or substantially all of its assets, (B) files a voluntary petition in bankruptcy, admits in writing that it is unable to pay its debts as they become due, (C) makes a general assignment for the benefit of creditors, (D) files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (E) files an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or (F) takes any action for the purpose of effecting any of the foregoing;

(iii) (A) an involuntary proceeding is commenced against the Obligor seeking bankruptcy or reorganization of the Obligor or the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official for the Obligor or all or substantially all of the Obligor’s assets or (B) an order, order for relief, judgment or decree is entered by any court of competent jurisdiction approving a petition or complaint seeking reorganization of the Obligor or appointing a receiver, trustee, custodian, intervenor, liquidator or other similar official for the Obligor or all or substantially all of the Obligor’s assets, and, in the case of clauses (A) or (B), such proceeding or order is not dismissed within sixty (60) days after the commencement or entry thereof (as applicable); or

(iv) if at any time after the execution and delivery of this Note, (A) this Note ceases to be in full force and effect, or shall be declared null and void, or (B) the Obligor or any other Person shall contest in writing the validity or enforceability of this Note, or deny in writing that it has any further liability.

(v) Obligor fails to cure a material breach of any other provision of this Note or the Security Agreement within five (5) days of written notice from Holder asserting a material breach of this Note or the Security Agreement.

(b) Remedies.

(i) Upon the occurrence and during the continuance of any Event of Default, the Holder may, subject to Section 7(b)(iv):

(A) exercise all rights and remedies available to it under the Note or applicable law;

(B) exercise in respect to the Collateral, any one or more of the rights and remedies available under the UCC and other applicable law; and

(C) sell or otherwise assign, give an option or options to purchase or dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of the Obligor’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash, on credit or for future delivery without assumption of any credit risk, free of any claim or right of whatsoever kind (including any right or equity of redemption) of the Obligor, which claim, right and equity are hereby expressly waived and released. The Holder shall have the right to the extent permitted by applicable law, upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Obligor until the selling price is paid by the purchaser thereof, but the Obligor shall incur no liability in case of the failure of such purchaser to pay for the Collateral so sold and, in case of such failure, the Collateral may again be sold as herein provided.

(ii) The Obligor hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or the payment of any portion of the Principal or other obligations hereunder, may be extended from time to time, without in any way affecting the liability of the Holder hereunder.

(iii) The Obligor shall not be obligated to make any sale or other disposition of the Collateral, or any part thereof unless the terms thereof shall, in its sole discretion, be satisfactory to it. The Obligor may, if it deems it reasonable, postpone or adjourn the sale of any of the Collateral, or any part thereof, from time to time by an announcement at the time and place of such sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale.

(iv) Prior to exercising any right or remedy under Section 7(b)(i)(A), (B) or (C) with respect to the Collateral, the Holder must first look to enforce, exhaust or execute against the assets GDSI under the Guaranty Agreement. If, after the expiration of not less than fifteen (15) days, Obligations are still outstanding following the exercise of the Holder’s rights against such assets of GDSI, the Holder may foreclose on or execute against the items of Collateral and assets of Obligor. GDSI shall be a third-party beneficiary under this Section 7(b)(iv).

Section 8. Amendments and Waivers.

(a) With the written consent of the Holder, any covenant, agreement or condition contained in this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), and the Holder and the Obligor may from time to time enter into written agreements for the purpose of amending any covenant, agreement or condition of this Note or changing in any manner the rights of the Holder of this Note. Any such amendment or waiver shall be binding upon each future payee of this Note and upon the Obligor. Upon the request of the Obligor, the Holder hereof shall submit this Note to the Obligor so that this Note may be marked to indicate such amendment or waiver, and any Note issued thereafter shall bear a similar notation referring to any such amendment or continuing waiver.

(b) Unless otherwise expressly provided hereunder, (i) no amendment, modification, termination or waiver of any term or condition of this Note, (ii) no consent to any departure by the Obligor from the terms hereof or thereof, and (iii) no discretionary action or exercise any discretionary powers or exercise of remedies shall be exercised, in each case, without the consent of the Holder.

Section 9. Third Party Beneficiaries.

Except as expressly set forth herein or in the Purchase Agreement, this Note shall not confer any rights or remedies upon any Person.

Section 10. Successors and Assigns.

No party hereto may assign its rights or delegate its duties under this Note without the prior written consent of the other party. This Note will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party will also be a reference to the successors and permitted assigns thereof.

Section 11. Replacement of Note.

Upon surrender and cancellation of this Note, and in all cases (other than pursuant to clauses (i) or (ii) of this Section 11) upon reimbursement by the Holder to the Obligor of all reasonable expenses incidental thereto, the Obligor will make and deliver a new Note or Notes of like tenor and in the applicable Principal amount in lieu of this Note in the following circumstances (i) in the event the right of set-off contemplated by Section 5 hereof shall have been exercised, (ii) in the event of a prepayment or partial prepayment of the Principal in accordance with Section 3 hereof, (iii) upon receipt by the Obligor of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in case of loss, theft, destruction or mutilation, of indemnity reasonably satisfactory to it, or (iv) the assignment by the Obligor or the Holder of its rights hereunder to the extent permitted hereby.

Section 12. Notices.

All notices and other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such Party and delivered personally or sent by email transmission or nationally recognized overnight courier service guaranteeing overnight delivery, to address of the Holder or the Obligor, as applicable, as set forth in the Purchase Agreement, or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person or by email transmission, or (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail.

Section 13. Governing Law; Incorporation by Reference.

(a) This Note shall be governed by the laws of the State of Delaware, excluding choice of law principles that would require the application of the Laws of a jurisdiction other than the State of Delaware. Holder and Obligor expressly submit to the state and federal courts in and for Contra Costa County, CA, as the sole and exclusive jurisdiction for the resolution of any dispute arising pursuant to this Note. In the event that any action or proceeding is commenced to enforce or interpret this Agreement, then, in addition to all other remedies to which it is entitled, but without duplication, the prevailing party shall be awarded its reasonable attorneys’ fees and costs.

(b) The terms and provisions of Sections 7.6 (Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated herein by reference, and shall apply to this Note and the parties hereto mutatis mutandis as if fully set forth herein.

Section 14. Tax Treatment.

All payments under this Note shall be treated for income tax purposes as payments of additional Purchase Price under the Purchase Agreement, except to the extent such amounts are required to be treated as interest under Section 483 of the Code or any analogous provision of the Code or state, local or other tax laws.

Section 15. Withholding.

All payments hereunder and under this Note must, except as required by applicable law, be made without setoff, offset, deduction or counterclaim, free and clear of all taxes (other than those based on the income of the Holder), levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority.

Section 16. Severability.

Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Obligor waives any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 17. Revival and Restatement.

If the incurrence or payment of the Obligations by the Obligor or the transfer by the Obligor to the Holder of any property of the Obligor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Debtor Relief Laws relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Holder is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Holder is required or elects to repay or restore, the liability of the Obligor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made. For purposes of this paragraph, “Debtor Relief Laws” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

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IN WITNESS WHEREOF, the Obligor has duly executed and delivered this Note as of the date first written above.

AKOUSTIS, INC.

By:	/s/ Jeffrey B. Shealy
	Name:	Jeffrey B. Shealy
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED
This 1st day of January 2023

By:	/s/ Joseph Collins
Name:	Joseph Collins

Schedule I

The Collateral consists of the following personal property of the Obligor, whether now owned or existing or hereafter acquired or arising (as each of the following terms are used in the UCC):

(i) investment property;

(ii) goods;

(iii) equipment;

(iv) inventory;

(v) instruments;

(vi) accounts;

(vii) documents;

(viii) chattel paper;

(ix) general intangibles;

(x) all “proceeds” (as defined in the UCC) of any of the items listed in subsections (i) through (ix), above; and

(xi) any and all additions, accessions and attachments to any of the foregoing and any substitutions, replacements, products and supporting obligations of the foregoing.